EXHIBIT 5.1

LETTERHEAD OF MURPHY OIL CORPORATION

February 3, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Murphy Oil Corporation 2008 Stock Plan for Non-Employee Directors

Dear Sirs:

As Manager, Law Department of Murphy Oil Corporation (the “Company”), I advise you as follows in connection with the filing by the Company of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 500,000 shares of Common Stock at $1.00 par value (“Common Stock”) issuable pursuant to the Murphy Oil Corporation 2008 Stock Plan for Non-Employee Directors (the “Directors’ Stock Plan”).

As Manager, Law Department of the Company, I, or attorneys under my supervision, have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as I have deemed necessary or appropriate to provide a basis for the opinion set forth below.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that the shares of original issuance Common Stock deliverable pursuant to the Directors’ Stock Plan, when delivered in accordance with the Directors’ Stock Plan, upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely, /s/ Walter K. Compton
Walter K. Compton